Exhibit 10.50
LEVI STRAUSS & CO.
SENIOR EXECUTIVE SEVERANCE PLAN
LS&Co. Senior Executive Severance Plan
Effective: January 1, 2025
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TABLE OF CONTENTS

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Exhibit 10.50
LEVI STRAUSS & CO.
SENIOR EXECUTIVE SEVERANCE PLAN
Introduction. Levi Strauss & Co. (the “Company”) hereby amends and restates the Levi Strauss & Co. Senior Executive Severance Plan. The Plan is established for the benefit of eligible executives who are identified by the President and Chief Executive Officer (“CEO”) of the Company, and the CEO (“Senior Executives”). The Company’s Board of Directors (the “Board”) approved the severance terms under the Plan effective January 1, 2025.
The purpose of the Plan is to provide an eligible Senior Executive (as defined in the Plan) with Severance Payments and Severance Benefits in the event the Senior Executive’s employment is terminated under circumstances entitling the Senior Executive to Severance Payments and Severance Benefits, as determined in the sole discretion of the Company. The Plan is an unfunded welfare benefit plan for the purpose of providing benefits for a select group of management or highly compensated employees for purposes of ERISA and United States Department of Labor Regulation Section 2520.104-24, a severance pay plan within the meaning of United States Department of Labor Regulation Section 2510.3-2(b) and an involuntary separation pay plan within the meaning of Treasury Regulation Section 1.409A-1(b)(9). Except as set forth herein, this Plan supersedes all prior policies and practices of the Company with respect to severance, separation pay and separation benefits for Senior Executives whose employment is terminated on or after January 1, 2025. Except as set forth herein, this Plan is the only severance program for such Senior Executives and specifically supersedes any other severance plan or severance program for Senior Executives sponsored by the Company.
1.Definitions.
1.1.“Cause” means that the Senior Executive has:
(a)committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company or an affiliate of the Company;
(b)engaged in any willful misconduct, including insubordination, in respect of their duties or obligations to the Company or an affiliate of the Company;
(c)violated or failed to comply in any material respect with the Company’s or any affiliate of the Company’s published rules, regulations or policies (including, without limitation, the Company’s Worldwide Code of Business Conduct), as in effect from time to time;
(d)committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty);
(e)misappropriated or embezzled any property of the Company or an affiliate of the Company (whether or not a misdemeanor or felony);
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(f)failed, neglected or refused to perform the employment duties, as applicable, related to the position as from time to time assigned to them; or
(g)breached any applicable employment agreement.
For purposes of this Section 1.1, “willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.
1.2.“Change in Control” means “Change in Control” as defined in the Levi Strauss & Co. 2019 Equity Incentive Plan, as amended, or any successor plan thereto.
1.3.“Code” means the Internal Revenue Code of 1986, as amended.
1.4.“Company” means Levi Strauss & Co.
1.5.“Compensation” means:
(a)For purposes of determining an eligible Senior Executive’s Severance Pay under Section 3.1(a), the Senior Executive’s annual base salary rate in effect on the Termination Date divided by fifty-two (52).
Compensation = annual base salary
        52
(b)For purposes of determining an eligible Senior Executive’s Severance Pay under Section 3.1(b), (i) the sum of the Senior Executive’s (A) annual base salary in effect on the Termination Date, plus (B) target bonus amount under the Annual Incentive Plan (“AIP”) for the fiscal year in which the Senior Executive’s termination is announced; (ii) divided by fifty-two (52).
Compensation = annual base salary + AIP target bonus for the fiscal year in which the termination is announced
52
Compensation is solely used for purposes of determining an eligible Senior Executive’s Severance Pay under the Plan.
1.6.“Employee” means a common-law employee of the Company on the Home Office Payroll, including an employee classified by the Company as a U.S. expatriate employee, who is not subject to the overtime provisions of the Fair Labor Standards Act, and who is a Home Office Payroll employee, and who has not signed an agreement that they are not entitled to benefits from the Company. An Employee does not include any person who is designated by the Company as an independent contractor or an employee of a third party including, but not limited, to a “leased employee,” within the meaning of Code Section 414(n), or any individual who has entered into an independent contractor or consultant agreement with the Company. Individuals not treated as Employees by the Company on its payroll records are excluded from Plan participation even if a court or administrative agency determines that such individuals are Employees.

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1.7.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.8.“Good Reason” means a material negative change in the employment relationship without the Senior Executive’s prior written consent, as evidenced by the occurrence of any of the following: (i) a material diminution in the Senior Executive’s duties, responsibilities or authority; (ii) material reduction of the Senior Executive’s base salary, target annual bonus as a percentage of the Senior Executive’s base salary or target award under the Levi Strauss & Co. 2019 Equity Incentive Plan as a percentage of the Senior Executive’s base salary, except for across-the-board changes for Senior Executives; (iii) the mandatory relocation of the Senior Executive’s principal business location to an office more than fifty (50) miles from the Senior Executive’s primary residence; or (v) material breach by the Company of any applicable employment agreement. If a Senior Executive terminates employment with Good Reason and there is a material reduction to their base salary or, if applicable, target bonus percentage, the Senior Executive’s base salary under Section 1.5(a) or base salary or target bonus percentage under Section 1.5(b) shall be the Senior Executive’s base salary and, if applicable, the target bonus percentage immediately before the material reduction which triggered Good Reason.
For each event described above in this Section 1.8, the Senior Executive must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure. If the Company fails to cure, the Senior Executive’s voluntary termination shall not be considered to be for Good Reason for purposes of this Plan unless the Senior Executive voluntarily terminates employment not later than thirty (30) days after the expiration of the cure period.
1.9.“General Release Agreement” means a legally binding document, in a form acceptable to the Company, as amended from time to time, in which an Employee waives any and all claims against the Company (as defined in the General Release Agreement) related to their employment or separation from employment. Whether or not a Senior Executive chooses to sign the General Release Agreement is completely at their discretion.
1.10.“Performance Award” means “Performance Award” as used in the Levi Strauss & Co. 2019 Equity Incentive Plan, as amended, or any successor plan thereto.
1.11.“Plan” means the Levi Strauss & Co. Senior Executive Severance Plan, as set forth in this instrument and as hereafter amended.
1.12.“Senior Executive” means each Employee identified on Schedule A.
1.13.“Severance Benefits” means the severance benefits provided to a Senior Executive pursuant to Section 3.2 on account of their termination from the Company.
1.14.“Severance Payment(s)” or “Severance Pay” means the payments to an eligible Senior Executive pursuant to Section 3.1 on account of their termination from the Company.
1.15.“Termination Date” means the Senior Executive’s final day of employment with the Company which date, in the case of the Senior Executive’s involuntary termination, shall be

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communicated by the Company to the Senior Executive; provided, however, that to the extent necessary to avoid taxation under Code Section 409A, a Senior Executive’s Termination Date shall be the date the Senior Executive experiences a “separation from service” within the meaning of Code Section 409A and the Treasury Regulations thereunder.
1.16.“Year of Service” means a twelve (12)-month period of employment beginning on the later of the Senior Executive’s hire or rehire date. Years of Service are calculated in full twelve (12)-month periods with no credit for partial years.
2.Eligibility for Severance Payments and Severance Benefits.
2.1.General Eligibility. Except as otherwise provided in the Plan, a Senior Executive is entitled to Severance Payments and Severance Benefits under the Plan only if their employment with the Company is (i) involuntarily terminated by action of the Company without Cause; or (ii) voluntarily terminated by action of the Senior Executive for Good Reason.
2.2.Exclusions. A Senior Executive is not eligible for Severance Payments or Severance Benefits if the Senior Executive:
(a)Voluntarily resigns before the Termination Date, except to the extent that the Senior Executive’s voluntary resignation is for Good Reason;
(b)Is terminated because of failure to return from an approved leave of absence;
(c)Ceases to be a Senior Executive as defined by the Plan;
(d)Terminates employment with the Company by reason of death;
(e)Receives consulting fees from the Company following the Termination Date; or
(f)Is entitled to long-term disability benefits from the Company-sponsored long-term disability plan as of the date the involuntary termination would have occurred had the individual been actively at work on such date.
In addition, if an individual has a written agreement with the Company that provides for severance, separation pay or separation benefits, the terms of such agreement will determine such individual’s severance rights and such individual shall not be eligible for Severance Payments or Severance Benefits (except to the extent such agreement specifically provides for participation in the Plan). For the avoidance of doubt, pursuant to the employment agreement with the Company dated December 1, 2022 as amended (“Employment Agreement”), the Company’s CEO is eligible to participate in the Plan but (i) the definition of “cause” and “good reason,” as defined in the Employment Agreement, shall govern the CEO’s eligibility for benefits under the Plan; and (ii) the CEO’s Initial RSU Award and Initial SAR Award, as such terms are defined in the Employment Agreement, shall accelerate and fully vest in full in the event of a Qualifying Termination or Qualifying CIC Termination, as such terms are defined in the Employment

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Agreement. The CEO’s separation benefits listed in (i) and (ii) immediately above are subject to the same conditions and requirements as Severance Pay and Severance Benefits under the Plan.
3.Amount and Form of Severance Payments and Severance Benefits.
3.1.Payment Amount. An eligible Senior Executive is entitled to receive the following Severance Payments:
(a)Severance Payments upon Involuntary Termination without Cause or Voluntary Termination for Good Reason. In exchange for signing a General Release Agreement and not timely revoking it, an eligible Senior Executive who (i) is involuntarily terminated from the Company without Cause or voluntarily terminates employment from the Company for Good Reason; and (ii) is not eligible for Severance Pay under Section 3.1(b) will be eligible to receive Severance Pay and Severance Benefits, subject to Section 3.3. An eligible Senior Executive will receive Severance Pay under this Section 3.1(a) in accordance with the following table:

CEO	104 weeks of Compensation
Other Senior Executives	78 weeks of Compensation
(b)Severance Payments upon Change in Control and Involuntary Termination without Cause or Voluntary Termination for Good Reason. In exchange for signing a General Release Agreement and not timely revoking it, an eligible Senior Executive who is involuntarily terminated from the Company without Cause or voluntarily terminates employment from the Company for Good Reason within eighteen (18) months immediately following a Change in Control will be eligible to receive Severance Pay and Severance Benefits, subject to Section 3.3. An eligible Senior Executive will receive Severance Pay under this Section 3.1(b) in accordance with the following table:

CEO	156 weeks of Compensation
Other Senior Executives	104 weeks of Compensation
3.2.Severance Benefits.
(a)“COBRA” Continuation Coverage. A Senior Executive and their eligible dependents who are enrolled in a Company-sponsored medical, dental or vision plan on the Senior Executive’s Termination Date are eligible to continue coverage under these programs for up to eighteen (18) months (or such longer period as may be applicable) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Generally, the Senior Executive is required to pay the full cost of this coverage, plus a two percent (2%) administrative fee.
If a Senior Executive and/or their eligible dependents timely elect(s) to receive medical continuation coverage through COBRA, the Company will provide a special subsidy at the coverage level in effect as of the Senior Executive’s Termination Date through the earlier of (i) the end of the Senior Executive’s severance payment period

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under Section 3.1(a) or 3.1(b) above, as applicable; or (ii) eighteen (18) months from the Senior Executive’s Termination Date (the “Subsidized COBRA Period”). During the Subsidized COBRA Period, the Senior Executive will only be required to pay the same share of the applicable premium for medical coverage that would apply if the Senior Executive were participating in the medical plan as an active employee. After the Subsidized COBRA Period, the Senior Executive will be required to pay the full applicable COBRA premium for medical coverage to continue such coverage for the remainder of the COBRA period. The Company will not subsidize Company-sponsored dental and vision benefits, or medical reimbursement account, continuation coverage under COBRA.
If the Senior Executive and/or the Senior Executive’s eligible dependents become eligible for coverage under another group health plan at any time between the Senior Executive’s Termination Date and the end of the Subsidized COBRA Period or are otherwise ineligible for COBRA, the Senior Executive shall promptly notify the Company and the Company shall no longer be obligated to provide subsidized medical coverage to the Senior Executive and/or the Senior Executive’s eligible dependents. All of the terms and conditions of the corresponding medical, dental and/or vision plans sponsored by the Company, as amended from time to time, will apply to a Senior Executive (and their eligible dependents) receiving COBRA continuation coverage. All periods of Company-subsidized coverage are counted toward the maximum continuation coverage period under COBRA.
Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Senior Executive a taxable monthly payment in an amount equal to the excess of the monthly COBRA premium that the Senior Executive is required to pay to continue the Senior Executive’s and their dependents’ group health coverage over the premium for medical coverage that the Senior Executive would be required to pay for such coverage if they were participating in the medical plan as an active employee, which amount shall be paid, net of tax withholding, on the first day of each month during the Subsidized COBRA period.
(b)Outplacement Benefits. Eligible Senior Executives may be entitled to receive reasonable outplacement counseling and job search benefits. In no event will the Company provide such outplacement benefits to an eligible Senior Executive later than December 31 of the second year following the Termination Date.
(c)Equity Awards.
(i)If a Senior Executive (1) has been granted a Stock Appreciation Right or Restricted Stock Unit Award from the Company; (2) such Stock Appreciation Right or Restricted Stock Unit Award is subject to time-based vesting; and (3) the Senior Executive’s Termination Date is at least twelve (12) months after the date of grant of such Stock Appreciation

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Right or Restricted Stock Unit Award (or, in the case of a Stock Appreciation Right or Restricted Stock Unit Award granted on or after January 1, 2025, at least six (6) months after the date of grant), the Senior Executive will be deemed to continue their employment service for the duration of the Senior Executive’s severance payment period under Section 3.1(a) solely for determining vesting with respect to the Stock Appreciation Right or Restricted Stock Unit Award. The post-termination exercise period of any Stock Appreciation Rights that continue to vest in accordance with the preceding sentence shall run from the end of the severance payment period under Section 3.1(a) instead of from the Senior Executive’s Termination Date; provided, however, that any Stock Appreciation Rights that (1) were previously vested and have not expired or that continue to vest in accordance with the preceding sentence; and (2) were granted under the Company’s Equity Choice program or similar program providing Senior Executives with a choice to receive Stock Appreciation Rights instead of cash or full-value share awards, will have their exercise period extended to one (1) day prior to the expiration of the exercise period in such award. If a Senior Executive (1) has been granted a Performance Award from the Company on or after January 1, 2018; and (2) the Senior Executive’s Termination Date is at least twelve (12) months after the date of grant of such Performance Award (or, in the case of a Performance Award granted on or after January 1, 2025, at least six (6) months after the date of grant), the Senior Executive will be deemed to continue their employment service for the duration of the Senior Executive’s severance payment period under Section 3.1(a) solely for determining vesting with respect to the Performance Award, and such Performance Award shall be pro-rated based on (A) the number of days from the beginning of the Performance Period to the Senior Executive’s Termination Date, divided by (B) the number of total days in the Performance Period. Section 3.2(c)(i) does not apply if the Senior Executive is eligible for Severance Pay under Section 3.1(b). In addition, in the case of a Stock Appreciation Right, Restricted Stock Unit Award or Performance Award, if the Termination Date is at least six (6) months after the date of grant, the vesting provisions of such award applicable to “Retirement” (as defined in the applicable award agreement) will apply if the Senior Executive has either attained age fifty-five (55) and completed at least five (5) years of Continuous Service (as defined in the applicable award agreement), or has attained age fifty (50) and completed at least ten (10) years of Continuous Service, on the Termination Date, and the Senior Executive otherwise satisfies the requirements for continued vesting following Retirement under the terms of the applicable award agreement.
(ii)If a Senior Executive (1) has been granted a Performance Award from the Company on or after January 1, 2017; and (2) becomes eligible for Severance Pay under Section 3.1(b), vesting of such Performance Award

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shall be accelerated in full to the Senior Executive’s Termination Date and the Senior Executive shall receive a payout of the Performance Award at one-hundred percent (100%) of the target award opportunity within ten (10) days following the sixtieth (60th) day after the Senior Executive’s Termination Date.
(iii)Any other equity awards previously granted to a Senior Executive will be governed solely by the applicable plan or the applicable award agreement.
(d)Prorated Annual Bonus. A Senior Executive will be entitled to a prorated annual bonus through the Termination Date for the fiscal year in which the Termination Date occurs, based on actual financial results and one-hundred percent (100%) for the individual component. Such bonus will be paid no later than the fifteenth (15th) day of the third (3rd) month following the later of (i) the last day of the Company’s fiscal year in which the Termination Date occurs; or (ii) the last day of the calendar year in which the Termination Date occurs.
(e)No Substitute Payments. A Senior Executive may not receive cash or any other benefit in lieu of the available Severance Benefits.
(f)Qualifying for Retirement and Duplication of Benefits. If a Senior Executive qualifies for retirement under one of the Company’s benefit plans or programs, and the benefit provided under that benefit plan or program provides an equivalent or duplicative category of benefit as the benefit described in paragraphs (a), (b), (c) or (d) in this Section 3.2, the Senior Executive will receive either (i) the benefit provided under that benefit plan or program; or (ii) the benefit described in this Section 3.2, whichever of (i) or (ii) provides more generous payment or benefit amounts, terms or conditions. In no event will a Senior Executive receive both a benefit provided under a benefit plan or program and the equivalent or duplicative category of benefit described in paragraphs (a), (b), (c) or (d) of this Section 3.2; provided, however, that such prohibition shall not operate to accelerate or defer the payment of any deferred compensation subject to Code Section 409A. The terms of this Plan will not affect a Senior Executive’s eligibility for retirement under one of the Company’s other benefit plans or programs.
3.3.Conditions and Limitations on Severance Payments and Severance Benefits. Severance Pay and Severance Benefits are specifically conditioned upon the Senior Executive signing, submitting and, if applicable, not later revoking a General Release Agreement to mbxDepartureDocuments@levi.com. The General Release Agreement will be in a form acceptable to the Company, in its sole discretion. Under no circumstances will any Severance Pay or Severance Benefits be made to a Senior Executive who elects not to sign, or who revokes, a General Release Agreement. The consideration for the General Release Agreement will be the Severance Pay and Severance Benefits the eligible Senior Executive would not otherwise be eligible to receive.
3.4.Form and Timing of Severance Payments and Severance Benefits.

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(a)Severance Payments under Section 3.1(a) will be paid in installments in accordance with the Company’s regular payroll payment schedule following the eligible Senior Executive’s Termination Date and Severance Payments under Section 3.1(b) will be paid in a lump sum as soon as practicable following the eligible Senior Executive’s Termination Date, subject to the timing requirements in Section 3.6; provided, however, that any Severance Pay and Severance Benefits which become available will commence only after the General Release Agreement has been signed, and the revocation period, if any, for the signed General Release Agreement has passed without revocation. Notwithstanding the foregoing, if the Change in Control resulting in Severance Payments under Section 3.1(b) is not a change in control event with respect to the Senior Executive as defined in Treasury Regulation Section 1.409A-3(i)(5), then, to the extent required to avoid taxation under Code Section 409A, the Severance Payments payable under Section 3.1(b) shall be paid at the same time and in the same manner as provided in Section 3.1(b).
(b)If the Company reemploys an eligible Senior Executive who is receiving Severance Pay or Severance Benefits under the Plan, the individual will become ineligible and such pay and benefits will cease effective as of the reemployment date.
(c)If a Senior Executive dies before Severance Payments are completed, any remaining Severance Payments will be made to the Senior Executive’s estate in a lump-sum within sixty (60) days (or as soon as legally permitted) after the Senior Executive’s death.
(d)The amounts payable pursuant to Section 3.1(a) will cease if the Senior Executive breaches any enforceable restrictive covenant agreement the Senior Executive has signed with the Company, including any duty to protect confidential information.
3.5.Plant Shut-Down or Mass Layoff. If the Senior Executive is laid off or discharged because of a plant shut-down or mass layoff to which the federal, or any state, Worker Adjustment and Retraining Notice Act (“WARN”) applies, Severance Payments and Severance Benefits will not be available, except as provided in this Section 3.5. The Company shall provide notice of termination of employment (and may, at its discretion, place employees on paid administrative leave during some portion or all of the WARN notice period), or pay in lieu of notice, or a combination of notice and pay in lieu of notice in accordance with the provisions of WARN. The amount of severance payments to which the Senior Executive is entitled under the Plan shall be determined by subtracting the number of days’ pay in lieu of notice (or pay received while on administrative leave during a period for which WARN notice is given) the Senior Executive receives pursuant to WARN from the amount of severance payments to which they would be otherwise entitled under this Plan. The period of Company-subsidized medical coverage under Section 3.2, however, shall not be reduced by the time during which the Senior Executive receives continued medical coverage as part of the WARN notice period. Instead, the period of Company-subsidized medical under Section 3.2 shall commence as of the date the WARN notice period expires.
3.6.General Release Agreement. The General Release Agreement will be furnished to

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an eligible Senior Executive at a time and in a manner to be determined by the Company and in accordance with applicable law. It is completely within the eligible Senior Executive’s own discretion as to whether they elect to sign the General Release Agreement. An eligible Senior Executive is encouraged to review the General Release Agreement with their personal attorney, if the Senior Executive so desires.
Time Frame for Signing. A Senior Executive less than age forty (40) on the date they receive the General Release Agreement, must sign, date and return it to the Plan Administrator within twenty-one (21) calendar days of the date of receipt, unless a later date is expressly stated in the General Release Agreement.
A Senior Executive age forty (40) or older on the date they receive the General Release Agreement, must sign and return it at any time within twenty-one (21) calendar days of the date of receipt (for an individual termination) or at any time within forty-five (45) calendar days of receipt (for a group termination), unless a later date is expressly stated in the General Release Agreement. In the event of a group termination, as determined in the sole discretion of the Company, the Company will furnish affected Senior Executives with such additional information as may be required by law.
Revocation Right. A Senior Executive who is less than age forty (40) and does not work or reside in Minnesota on the date of receipt cannot revoke the General Release Agreement once the Senior Executive has signed it. A Senior Executive who is age forty (40) or over and does not work or reside in Minnesota may revoke their signed General Release Agreement in writing within seven (7) days after their signing the General Release Agreement. A Senior Executive who works or resides in Minnesota on the date of receipt may revoke their signed General Release Agreement in writing within fifteen (15) calendar days after it has been signed and returned. Any such revocation must be in writing and received by email or mail to the Plan Administrator, c/o Emily Knoles, Associate General Counsel, Levi Strauss & Co., P.O. Box 7215, San Francisco, CA 94120, eknoles@levi.com. Any revocation received or postmarked after the seven (7)-day or fifteen (15)-day period, as applicable, will not be effective.
Notwithstanding the foregoing, in all events the Senior Executive must execute the General Release Agreement, and any revocation period must have expired, not later than sixty (60) days after the Termination Date in order to receive Severance Pay and Severance Benefits. If such sixty (60)-day period ends in the calendar year following the year that includes the Termination Date, payment of any Severance Pay or Severance Benefits that are subject to Code Section 409A shall be paid or commence to be paid on the first normal payroll date of the calendar year following the year that includes the Termination Date or such later time required by the payment schedule applicable to the payment or benefit, the date the General Release Agreement becomes effective, or Section 3.8 below; provided that the first payment shall include all amounts that would have been paid to the Senior Executive if payment had commenced on the Termination Date, if applicable.
3.7.Withholding; Taxes. The Company will withhold from all Severance Payments

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and Severance Benefits all required federal, state, local and other taxes and any other payroll deductions required. In addition, the Company reserves the right to treat the COBRA subsidy described in Section 3.2(a) and any other benefit hereunder as taxable compensation to the Senior Executive (without a tax gross-up) or to restructure such benefit(s), in each case, to the extent necessary or advisable under applicable law.
3.8.Code Section 409A Compliance. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under the Plan will be considered a “separate payment.” Each such payment will be deemed exempt from Code Section 409A to the full extent permissible under the “short-term deferral exemption” under Treasury Regulation Section 1.409A-1(b)(4) and, with respect to amounts that are not exempt under the short-term deferral exemption or any other exemption and are paid no later than the last day of the second taxable year following the taxable year containing the Senior Executive’s Termination Date, the “two years/two times” separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii), which are hereby incorporated by reference. In the event that any Senior Executive is a “specified employee” as defined in Code Section 409A on the Senior Executive’s Termination Date, Severance Pay or Severance Benefits that are subject to Code Section 409A shall not be paid until the earlier of the first (1st) payroll date that occurs on or after the date that is six (6) months and one (1) day following the Termination Date, or the date of the Senior Executive’s death, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practicable after such date in a lump sum without interest. The Plan is intended to comply in all respects with Code Section 409A, and to the maximum extent permitted by law shall be so construed. Notwithstanding the foregoing, in no event shall the Company have liability to a Senior Executive for any penalty or other adverse tax consequences resulting from Code Section 409A or otherwise.
3.9.Limitation on Payments.
(a)Notwithstanding anything in this Plan to the contrary, if any payment or benefit a Senior Executive would receive from the Company under this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G; and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Best After-Tax Amount. The “Best After-Tax Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment; whichever amount under clauses (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest marginal rate), results in the Senior Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 3.9(a) shall be made in accordance with the following order of priority in a manner consistent with Code Section 409A: (1) first from cash compensation in the reverse order such compensation would otherwise be paid, (2) next from unvested equity compensation that vests based upon the achievement of performance objectives, (3) next from unvested equity compensation that vests solely on the basis of continued employment, then (4) pro-

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rata among all remaining payments and benefits. In no event shall the Senior Executive have any discretion with respect to the ordering of payment reductions.
(b)Any determination required under this Section 3.9 will be made in writing by an independent firm selected by the Company and the Senior Executive (the “Firm”), whose determination will be conclusive and binding upon the Senior Executive and the Company for all purposes. For purposes of making the calculations required by this Section 3.9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Senior Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 3.9. The Company will bear all costs and charges of the Firm in connection with any calculations contemplated by this Section 3.9.
4.Administration.
The Company is the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Company has the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. Severance Pay and Severance Benefits under the Plan will be payable only if the Company determines in its sole discretion that the Senior Executive is entitled to them. The decisions of the Company will be final and conclusive with respect to all questions concerning the administration of the Plan. The Company may delegate to other persons responsibilities for performing certain of its duties under the Plan and may seek such expert advice as it deems reasonably necessary with respect to the Plan. The Company may rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful.
5.Amendment or Termination.
Senior Executives do not have any vested rights to Severance Payments or Severance Benefits. The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time by action of the Human Resources Committee of the Board, or the Board in the case of Severance Pay and Severance Benefits for the CEO, without prior notice to any Senior Executive.
6.Claims Procedure.
(a)Any person who believes they are entitled to any payment under the Plan (“Applicant”) may submit a claim in writing to the Company. Any such claim must be submitted not more than one-hundred eighty (180) days after the Senior Executive’s Termination Date, and should be sent to the Health & Welfare Plans Administrative Committee (the “Committee”), c/o Levi Strauss & Co., P.O. Box 7215, San Francisco, CA 94120, Attention: Senior Vice President - People Operations and Rewards. All claims will be reviewed either by the Committee or by a person delegated by the Committee to review claims, and, if a claim is denied in whole or in part, the Committee (or such

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person to whom the review function has been delegated) will furnish the Applicant within ninety (90) days after receipt of such claim with a written notice, written in a manner calculated to be understood by the Applicant, which includes (i) the specific reason(s) for the denial; (ii) specific references to the Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for properly completing the claim and an explanation why such material or information is necessary; (iv) a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to their claim; and (v) an explanation of the Plan’s appeal procedures. The ninety (90)-day period for responding to a claim may be extended by up to an additional ninety (90) days if the person reviewing the claim determines that special circumstances require an extension, and the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the claim will be resolved, by the end of the initial ninety (90)-day period.
(b)An Applicant may appeal the denial of their claim and have the Committee reconsider the decision. The Applicant or the Applicant’s authorized representative has the right to: (i) request an appeal by written notice to the Committee at the address identified above no later than sixty (60) days after the receipt of the notice from the Committee denying the Applicant’s claim; (ii) upon request and free of charge, review or receive copies of any documents, records or other information relevant to the Applicant’s claim; and (iii) submit written comments, documents, records and other information relating to the Applicant’s claim in writing to the Committee. In deciding the Applicant’s appeal, the Committee will take into account all comments, documents, records and other information submitted by the Applicant relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the Applicant does not provide all the necessary information for the Committee to process the appeal, the Committee may request additional information and set deadlines for the Applicant to provide that information.
(c)The Committee’s decision on review will be in writing, written in a manner calculated to be understood by the Applicant, and will include (i) specific reason(s) for the decision; (ii) specific references to the Plan provisions on which the decision is based; (iii) a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to their claim; and (iv) a statement of the Applicant’s right to bring a civil action under ERISA Section 502(a) following a denial of their appeal for benefits. The notice will be delivered to the Applicant within sixty (60) days after the request for review is received, unless special circumstances require a longer period, in which event the sixty (60)-day period may be extended by up to an additional sixty (60) days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the appeal will be resolved, by the end of the initial sixty (60)-day period.
(d)The provisions of this Section 6 are intended to comply with ERISA

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Section 503 and the Regulations issued thereunder, and will be so construed. In accordance with such Regulations, each Applicant will be entitled, upon written request and without charge, to review and receive copies of all material relevant to their claim within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8), and to be represented by a qualified representative.
(e)In further consideration of being permitted to participate in the Plan, each eligible Senior Executive understands and agrees on behalf of themself, and all other persons claiming through the Senior Executive, that they must not commence any action at law or equity (including without limitation any action under ERISA Section 502), or any proceeding before any administrative agency, for payment of any benefit under this Plan without first filing a written claim for such benefit and appealing the denial of that claim in accordance with the provisions of this Section 6, and in any event not more than one-hundred eighty (180) days after the appeal is denied in accordance with paragraph (c) above.
7.Source of Payments.
All Severance Payments and Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan and the Plan will have no assets. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.
8.Inalienability.
In no event may any Senior Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
9.Recovery of Payments Made by Mistake.
An eligible Senior Executive must return to the Company any Severance Payment or Severance Benefit, or portion thereof, made by a mistake of fact or law. The Company has all remedies available at law or in equity for the recovery of such amounts.
10.No Enlargement of Employment Rights.
Neither the establishment or maintenance of the Plan, the payment of any amount by the Company nor any action of the Company will confer upon any individual any right to be continued as an Employee nor any right or interest in the Plan other than as provided in the Plan. Other than an Employee who has a written agreement to the contrary signed by the CEO or a Senior Vice President of the Company, every Employee is an employee-at-will whose employment with the Company may be terminated by the Company or the Employee at any time with or without cause and with no notice.
11.Applicable Law.
The provisions of the Plan will be construed, administered and enforced in accordance with

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Exhibit 10.50
ERISA and, to the extent applicable, the laws of the State in which the Senior Executive resides on the Termination Date.
12.Severability.
If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

LEVI STRAUSS & CO. /s/ David Jedrzejek David Jedrzejek Senior Vice President & General Counsel, Interim CHRO Dated: December 11, 2024

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SCHEDULE A
For purposes of this Plan, the following positions are designated as Senior Executives, assuming the Employee in the position is also a U.S. Home Office Payroll Employee at the time of termination:
President & Chief Executive Officer
Chief Commercial Officer
Executive Vice President, Chief Financial Officer & Chief Growth Officer
Executive Vice President & Chief Operations Officer
Executive Vice President & Chief Human Resources Officer
Senior Vice President & General Counsel
Senior Vice President & Chief Product Officer
Senior Vice President & Chief Communications Officer
Senior Vice President & Chief Digital Officer
Senior Vice President & Chief Marketing Officer
Senior Vice President & Chief Transformation Officer
Chief Merchandising Officer
Chief Executive Officer of Dockers
President & Chief Executive Officer, Beyond Yoga

This list is subject to change and may be revised at any time by the CEO without approval of the Board
A-1
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